UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12

FOREST LABORATORIES, INC.
(Name of Registrant as Specified In Its Charter)

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July 18, 2011
To All Employees:
Forest Laboratories has always been committed to maintaining a strong and independent board of directors. The last two new independent directors that we elected, Dr. Nesli J. Basgoz in 2006 and Dr. Peter J. Zimetbaum in 2009, have been very helpful with the Company’s scientific affairs. Today we issued a press release announcing our director nominees for election at our 2011 Annual Meeting of shareholders, which will be held on August 18th in New York City. This year’s slate includes seven incumbent directors and three new independent directors who bring diverse and valuable skills to our board.
The new nominees are: Christopher J. Coughlin, former Executive Vice President and Chief Financial Officer of Tyco International; Gerald M. Lieberman, former President and Chief Operating Officer of AllianceBernstein; and Brenton L. Saunders, the Chief Executive Officer of Bausch + Lomb. They are extremely well regarded, accomplished professionals and financial experts with diversified skills, broad experience in domestic and international business and proven track records. We are confident they will bring fresh eyes and valuable experience to the Board.
These three new nominees will stand for election along with our deeply talented incumbent board members, who are skilled, seasoned leaders that have been instrumental in building the innovative and dynamic company Forest is today. Our incumbent nominees are: Dr. Nesli Basgov, Dan L. Goldwasser, Kenneth E. Goodman, Dr. Lawrence S. Olanoff, Dr. Lester Salans, Howard Solomon and Dr. Peter Zimetbaum.
Forest’s candidates are exceptionally strong and committed to acting in the best interests of all shareholders, and your Board has unanimously recommended that Forest shareholders support the Board’s entire slate. As you may be aware, Carl Icahn, a Forest shareholder, has nominated an alternative slate of four individuals for election to our Board.
We also announced today that two of our longtime directors, William J. Candee III and George S. Cohan, have decided to step down from Forest’s board following the 2011 Annual Meeting, after many years of service to the Company. Bill and George have been invaluable assets to our board and made significant contributions toward our success. We would like to extend our deepest gratitude and sincere appreciation for all that they have done for Forest over many years.
We are confident that our ten nominees, if elected, will offer meaningful insight and bring the critical perspectives and expertise that will be central to our future success. With one of the deepest and robust pipelines in the industry, this is a time of tremendous opportunity for Forest, and our slate of nominees underscores our commitment to ensuring that Forest has a strong and independent board that will continue to execute our strategic plans and capitalize on the many future opportunities for the Company.
As we have written to you previously, in nominating four individuals to our board, Mr. Icahn has been publicly critical of the Company and its management. Between now and the Annual Meeting, you may continue to read about Mr. Icahn’s attacks in the press. These criticisms are typical of someone who is looking to get media attention and investor support for his director nominees. I urge you not to be distracted by these criticisms and stay focused on your responsibilities. In addition, should you get any media inquiries, please direct them to Frank Murdolo at (212) 224-6714.
As always, I thank you for your hard work and continued dedication to Forest.
Sincerely,
Howard Solomon
Chairman, Chief Executive Officer and President
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Forward Looking Information
Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry and the risk factors listed from time to time in Forest Laboratories’ Annual Reports on Form 10-K (including the Annual Report on Form 10-K for the fiscal year ended March 31, 2011), Quarterly Reports on Form 10-Q, and any subsequent SEC filings.
Important Additional Information
Forest Laboratories, its directors, director nominees and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Forest shareholders in connection with the matters to be considered at Forest Laboratories’ 2011 Annual Meeting. On July 18,

2011, Forest Laboratories filed its definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Forest shareholders. FOREST SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Appendix B thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Forest Laboratories with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at Forest Laboratories’ website at www.frx.com or by writing to Forest Laboratories at 909 Third Avenue, New York, New York 10022.